Exhibit 10.34

As of August 28, 2004

Mr. James Michael Hightower

Vivendi Universal Entertainment LLLP

1000 Universal Studios Plaza B-30

Orlando, FL 32819

Dear Mr. Hightower:

Reference is made to the employment agreement between you and Universal Studios, Inc., as assumed by Vivendi Universal Entertainment LLLP (the “Company”) dated April 25, 2002 (the “Employment Agreement”), pursuant to which you have been employed in an executive capacity. It is now our mutual intention to amend the Employment Agreement as follows:

1. Effective as of August 28, 2004, the current Term (as defined in Paragraph 1 of the Employment Agreement) shall hereby be extended for a period through and including August 27, 2007.

2. Effective as of August 28, 2004, the two-year option period as described in Paragraph 1(a)(ii) shall be hereby deleted and replaced with nothing.

3. Effective as of August 28, 2004, the title of “Vice President, Project Management for Universal Creative “, as set forth in Paragraph 2 of the Employment Agreement, is hereby deleted and replaced with the title “Senior Vice President, Technical Services for Universal Parks & Resorts”.

4. Effective as of August 28, 2004, your Base Salary (as defined in Paragraph 3(a) of the Employment Agreement) will increase to an annual rate of Two Hundred Eighty Thousand and 00/100 Dollars ($280,000.00).

5. Effective as of August 28, 2004, your target amount, pursuant to Paragraph 3(b) of the Employment Agreement, shall be thirty percent (30%) of your Base Salary and shall be pro-rated for fiscal year 2004.

6. All of the other provisions of the Employment Agreement, which are not modified hereunder, shall remain in full force and effect.

Please confirm your agreement to the foregoing by signing in the space provided below.

Sincerely,

Vivendi Universal Entertainment LLLP

By:	/s/ Kenneth Kahrs

AGREED AND ACCEPTED:

/s/ James Hightower JAMES MICHAEL HIGHTOWER Date